Exhibit 99.2

News Release

Cenveo Announces Amendments to Its Pending Cash
Tender Offer for Its Outstanding 7⅞% Senior Subordinated
Notes Due 2013

STAMFORD, CT – (March 21, 2012) – Cenveo, Inc. (NYSE: CVO, “Cenveo” or the “Company”) announced today that its wholly-owned subsidiary, Cenveo Corporation, has amended (the “Amendment”) its offer to purchase for cash (the “Offer”) its outstanding 7⅞% senior subordinated notes due 2013 (the “7⅞% Notes”), which Offer was previously announced on February 29, 2012 and amended on March 12, 2012.  The Amendment (i) amends the offer to purchase the 7⅞% Notes to reduce the amount of 7⅞% Notes subject to the Offer to an amount of up to $45 million aggregate principal amount of 7⅞% Notes, subject to proration procedures as set forth in Supplement No. 2 (“Supplement No. 2”) to the Offer to Purchase, dated March 21, 2012, at a total consideration of 100.25% of outstanding principal thereof plus any accrued and unpaid interest for 7⅞% Notes accepted by the Company, validly tendered and not withdrawn by the extended total consideration payment deadline as set forth below, (ii) extends the deadline for payment of the total consideration with respect to the offer to purchase 7⅞% Notes, as well as the deadline for withdrawal rights for the 7⅞% Notes, to 5:00 p.m., New York City time, on March 23, 2012, (iii) extends the expiration date with respect to the offer to purchase 7⅞% Notes to 5:00 p.m., New York City time, on April 3, 2012, and (iv) rescinds the solicitation of consents to amend the indenture governing the 7⅞% Notes.  The Amendment does not in any way change the terms related to the 8⅜% senior subordinated notes due 2014 (the “8⅜% Notes”) or the 10½% senior unsecured notes due 2016 (the “10½% Notes” and together with the 7⅞% Notes and the 8⅜% Notes, the “Securities”), including the consent payment deadline and expiration date applicable to the 8⅜% Notes and the 10½% Notes.

The terms and conditions of the Offer are set forth in the Offer to Purchase, dated February 29, 2012, as amended by Supplement No. 1 to the Offer to Purchase, dated March 12, 2012, and as further amended by Supplement No. 2, dated March 21, 2012, and the related Letter of Transmittal, dated February 29, 2012.

Except for the modifications described above, all other terms and conditions of the Offer remain unchanged.  Holders who have previously tendered Securities do not need to re-tender their Securities or take any other action in response to this Amendment.

Cenveo has retained BofA Merrill Lynch and Morgan Stanley to serve as dealer managers for the Offer. D.F. King has been retained to serve as the depositary and information agent for the Offer.

For additional information regarding the terms of the Offer, please contact: BofA Merrill Lynch at (888) 292-0070 (toll free) or (646) 855-3401 (collect).

Supplement No. 2 to the Offer to Purchase is expected to be distributed to holders of Securities beginning today. Copies of Supplement No. 1 to the Offer to Purchase, Supplement No. 2 to the Offer to Purchase, the Offer to Purchase and the Letter of Transmittal related to the Offer may also be obtained at no charge from D.F. King.

Neither Cenveo, its board of directors, the information agent and depositary nor the dealer managers make any recommendation as to whether holders of the Securities should tender or refrain from tendering the Securities.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The Offer is being made solely by means of Supplemental No. 1 to the Offer to Purchase, the Offer to Purchase and the related Letter of Transmittal. In any jurisdiction where the laws require a tender offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Cenveo by the dealer managers, or one or more registered brokers or dealers under the laws of such jurisdiction.
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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 8,400 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in its availability; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.